AMENDMENT TO MERGER AGREEMENT

     This Amendment to Merger Agreement ("Amendment") is made and entered into this 28th day of February, 1998, by and between Gentle Dental Service Corporation, a Washington corporation ("GDSC"), Gentle Dental Merger Corporation, a California corporation ("GD Merger"), Dedicated Dental Systems, Inc., a California corporation ("DDS"), Arthur G. Kaiser, D.D.S, and Robert J. Newman.

                                    RECITALS
                                    --------

     The parties listed above are parties to that certain Merger Agreement dated September 21, 1997 ("Agreement") pursuant to which GDSC agreed to acquire all of the outstanding stock of DDS through a merger of GD Merger with and into DDS. The parties mutually desire to make certain amendments to the Agreement as set forth in this Amendment, including changing the structure of the transaction from a merger to a taxable stock purchase. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

     In consideration of the mutual covenants contained herein and in the Agreement, the parties agree as follows:

     1. Article 1 of the Agreement is amended to read as follows:

                                   ARTICLE I

                      Purchase and Sale of DDS Common Stock

     1.01 Purchase and Sale; Tax Election; Directors.

          1.01-1 Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 1.06, Shareholders agree to sell, convey, assign, transfer and deliver all of the outstanding shares of common stock, no par value, of DDS (the "DDS Common Stock") to GDSC, and GDSC agrees to purchase and accept the DDS Common Stock from Shareholders.

          1.01-2 In connection with the purchase and sale of the DDS Common Stock, Shareholders shall join with GDSC in timely filing an election under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with Treas. Reg. section 1.338(h)(10)-1 to have the transaction taxed as an asset purchase, and shall take all other similar actions required to give effect to the election for state and local tax purposes to the greatest extent allowed by law.

          1.01-3 At and as of the Closing Date, the directors of DDS shall be as follows: Dany Y. Tse, DMD, Arthur G. Kaiser, DDS, and L. Theodore Van Eerden.

     1.02 Purchase Price. The total purchase price for the DDS Common Stock (the "Purchase Price" shall be the following, which shall be divided among the Shareholders pro rata according to their ownership of DDS Common Stock:

          1.02-1 $9,000,000 (reduced by any outstanding debt of DDS, which consists of any long-term debt and the current portion thereof as determined consistently with the classification of such items in DDS's audited financial statements, as of the Closing Date), payable by wire transfer on the Closing Date.

          1.02-2 A number of shares of GDSC's Common Stock ("GDSC Common Stock") determined by dividing $5,219,000 by 8.1818 (the "Stock Price"), which is the number equal to the average of the closing prices of GDSC Common Stock reported by NASDAQ for the thirty trading days prior to the date of this Agreement (subject to adjustment as set forth in Section 1.02-4).

          1.02-3 Additional payments by wire transfer to the Shareholders (the "Earnout Payments") based on the EBITDA (as defined below) for the first 12-month period, second 12- month period and, possibly, the third 12-month period (the "Earnout Period") starting on the first day of the first calendar month after the Closing Date. The first Earnout Payment will equal three multiplied by the excess over $3.8 million, if any, of the EBITDA for the first 12- month period of the Earnout Period. The second Earnout Payment will equal three multiplied by the excess over $4.0 million, if any, of the EBITDA for the second 12-month period of the Earnout Period. If, and only if, the sum of the first Earnout Payment and the second Earnout Payment does not exceed $2.7 million, a third Earnout Payment will be made equal to three multiplied by the excess over $4.25 million, if any, of the EBITDA for the third 12-month period of the Earnout Period except that the third Earnout Payment, when combined with the first Earnout Payment and the second Earnout Payment, shall not exceed $2.9 million. All Earnout Payments must be made within 90 days of the end of the applicable 12-month period of the Earnout Period.

     "EBITDA" means the combined net income of:

     (a) DDS,

     (b) the Professional Corporations (as defined in the Acquisition Agreements, which term is itself defined in Section 1.03-2 below), and

     (c) GDSC from the provision of services to the Professional Corporations, before any reduction for interest, income taxes, depreciation or amortization, and excluding any allocation of GDSC corporate or regional overhead expense, as reflected on a combined income statement prepared in conformity with generally accepted accounting principles applied in a manner consistent with the application of such principles to the preparation of GDSC's audited financial statements, and excludes all revenues and expenses attributable to any dental office other than the 15 dental offices that are either presently owned by DDS or subject to the Acquisition Agreements. The parties understand and agree that during the Earnout Period the business of DDS, including but not limited to the businesses of the dental offices owned by DDS as of the Closing Date, as well as the businesses of the four dental offices subject to the Acquisition Agreements, will be operated in the same general manner as those businesses were operated prior to the Closing Date.

          1.02-4 The number of shares of GDSC Common Stock included in the Purchase Price may be subject to adjustment after the Closing Date as set forth in this Section 1.02-4.

               (a) As soon as reasonably possible after Closing, the amount of the "Net Current Assets" (as defined in Section 1.02-4(c)) shall be determined as provided in Section 1.02-4(d). If the amount of Net Current Assets is $30,000 more or less than $68,400, the number of shares of GDSC Common Stock included in the Purchase Price shall be adjusted. If the difference between Net Current Assets and $68,400 does not exceed $30,000, there shall be no adjustment.

               (b) If the Net Current Assets are greater than $98,400, the number of shares of GDSC Common Stock included in the Purchase Price shall be increased. If the Net Current Assets are less than $38,400, the number of shares of GDSC Common Stock included in the Purchase Price shall be decreased. The amount of the increase or decrease in the number of shares included in the Purchase Price shall be determined by calculating the difference between the Net Current Assets and $68,400 and dividing that difference by the Stock Price.

               (c) "Net Current Assets" means the sum of (a) the amount of accounts receivable, net of contractual allowances and bad debt reserve, of DDS as of the Closing Date and (b) any prepaid expenses properly recordable on a balance sheet for DDS as of the Closing Date reduced by the sum of (x) the accounts payable of DDS at the Closing Date and (y) the accrued liabilities of DDS at the Closing Date, specifically including an accrual of payroll and payroll-related charges up to and including the Closing Date, all as determined consistently with the accounting conventions applied in determining the amounts set forth in paragraphs (a) and (b) above.

               (d) At or after the Closing Date, and as a condition to the issuance to Shareholders of certificates for GDSC Common Stock, Shareholders shall execute and deliver to GDSC a certificate detailing the calculation of Net Current Assets and including as schedules thereto lists of all receivables, prepaid expenses, payables and accrued liabilities as of the Closing Date included in the calculation. In this certificate Shareholders shall certify the accuracy and completeness of the schedules to the certificate and the accuracy of the calculation of Net Current Assets.

     1.03 Escrow Shares.

          1.03-1 At the "Closing" (as that term is defined in Section 1.06), GDSC shall withhold an aggregate of 375,000 shares from the shares of GDSC Common Stock to be delivered under this Agreement (the "Escrow Shares"). The Escrow Shares shall be withheld pro rata according to the relative ownership interests of the Shareholders in DDS Common

Stock. The Escrow Shares shall be evidenced by certificates issued in the names of Shareholders. GDSC shall hold the certificates for the Escrow Shares for the benefit of the respective Shareholders, who shall for all purposes be considered the legal owners of the Escrow Shares held for their accounts and who shall have all rights of a shareholder of GDSC, including the right to vote, either directly or through an authorized agent, and receive current distributions of cash dividends, if any, with respect to Escrow Shares held for their accounts, other than the right to transfer Escrow Shares. The Escrow Shares will appear as issued and outstanding on the balance sheet and stock records of GDSC. GDSC shall hold and dispose of the Escrow Shares only as provided in this Agreement.

          1.03-2 At the election of GDSC, any liability of Shareholders under
Section 12.02 of this Agreement or under the similar section of the Asset Purchase Agreements dated as of the date hereof (the "Acquisition Agreements") relating to the acquisition by GDSC of certain assets of three dental practices managed by California Dental Practice Management Company ("DPM"), known as Crosstown Family Dentistry and Wasco Family Dentistry, Ming-& H Family Dentistry, and Indio Family Dentistry (the "Dentist-owned Practices"), once such liability is established either by agreement or litigation, may be satisfied from the Escrow Shares. In that event, GDSC shall have the right to transfer to its own name or cancel whole Escrow Shares having an aggregate value as nearly equal as possible but in no event greater than the amount of Shareholders' liability. The value of Escrow Shares for this purpose shall be the Stock Price. Notwithstanding the foregoing, if GDSC elects to satisfy Shareholders' liability from the Escrow Shares, Shareholders may elect within 30 days thereafter to pay such liability in cash and upon such election Shareholders may arrange to have sold such number of Escrow Shares as are necessary to pay such liability in cash and, contingent upon the Shareholders arranging for GDSC to receive directly from a broker, buyer or other representative of the Shareholders such cash upon sale of those certain Escrow Shares, GDSC shall release such number of Escrow Shares directly to such buyer, broker or representative of the Shareholders for the purpose of such sale and distribution of proceeds. Should Shareholders elect to pay such liability in cash (and not request that Escrow Shares be released for the purpose of raising cash through a sale to pay such liability) and such liability is paid by the Shareholders, then Shareholders may request that after such payment within 30 days they receive a release of a number of Escrow Shares equal to the amount of the liability paid divided by the closing price of GDSC Common Stock reported by NASDAQ on the date of such payment. On the first anniversary of the Closing Date, if there are no claims outstanding by GDSC against Shareholders under this Agreement or the Acquisition Agreements, GDSC shall release all Escrow Shares that have not been transferred to GDSC or canceled, and shall deliver the certificates for those shares to Shareholders. If a claim is outstanding on the first anniversary of the Closing Date, GDSC shall promptly release all remaining Escrow Shares once all outstanding claims have been resolved and paid.

     1.04 Instruments of Transfer. On the Closing Date, Shareholders shall deliver to GDSC certificates for all of the DDS Common Stock, duly endorsed for transfer.

     1.05 Further Assurances. Shareholders agree that, at any time and from time to time on and after the Closing Date, they will, upon the request of GDSC and without further consideration, take all steps reasonably necessary to place GDSC in possession and operating control of the business of DDS and the assets and properties of DDS.

     1.06 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, Portland, Oregon, effective as of the close of business on the last day of the month in which all conditions to the Closing are satisfied (other than those conditions that by their terms are to occur at the Closing) or at another date, time and place agreed upon in writing by the parties (the "Closing Date"); provided, however, that if all conditions to the Closing (other than those conditions that by their terms are to occur at the Closing) are satisfied on or after the 20th day of a month, the Closing shall occur effective as of the close of business on the last day of the following month or at an earlier date and time agreed upon in writing by the parties.

     1.07 Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of DDS in accordance with Schedule 1.07, and GDSC and Shareholders shall be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service).


     2. Section 5.22-3 is added to the Agreement as follows:

          5.22-3 S Corporation Status. DDS at all times since incorporation has maintained an effective election to be taxed as an S corporation as defined in
Section 1361(a)(1) of the Code.


     3. Section 6.07-2 of the Agreement is amended to read as follows:

          6.07-2 Supplemental Lock-Up. Each Shareholder agrees that until the first anniversary of the Closing Date he will not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees or pledgees who agree to be similarly bound) any Shares owned by him, except Shares sold pursuant to the piggyback registration rights provided for in
Section 7.02. Shareholders consent to having appropriate legends placed on the certificates representing the Shares relating to the lock-up restriction.


     4. Sections 7.02-1 through 7.02-3 of the Agreement are amended to read as follows:

          7.02-1 Piggyback Rights. The rights provided in this Section 7.02 shall apply if GDSC determines to register shares of GDSC Common Stock under the 1933 Act for an underwritten offering for its account, except that this Section
7.02 shall not apply to the offering covered by the Registration Statement on Form SB-2 filed by GDSC on January 9, 1998 or to any registration that is filed after the second anniversary of the Closing Date. Prior to filing a registration statement for any such offering, GDSC shall give Shareholders written notice thereof and will include in such registration and underwriting all the Registrable Securities specified in a written request or requests, made within 10 days after receipt of such written notice from GDSC by Shareholders, except as set forth in Section 7.02-2 below. For purposes of this Agreement, the term "Registrable Securities" means (i) the Shares and (ii) any GDSC Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares.

          7.02-2 Underwriting.

               (a) The right of Shareholders to registration pursuant to Section 7.02-1 is conditioned upon Shareholders' participation in such underwriting and the inclusion of Shareholders' Registrable Securities in the underwriting to the extent provided herein. Shareholders shall (together with GDSC and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in the form agreed to between GDSC and the underwriter or underwriters selected for such underwriting by GDSC.

               (b) If the total amount of securities, including Registrable Securities, requested by GDSC shareholders with registration rights ("Requesting Shareholders") to be included in such underwriting exceeds the amount of securities to be sold by selling shareholders that the underwriters determine in their sole discretion is compatible with the success of the underwriting for GDSC, then GDSC shall be required to include in the registration only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the underwriting. The securities so included will be apportioned pro rata among the Requesting Shareholders according to the total amount of securities entitled to be included in the registration owned by each Requesting Shareholder or in such other proportion as shall mutually be agreed to by such Requesting Shareholders.

          7.02-3 S-3 Registration. No later than 30 days after the Closing Date, GDSC shall file a Registration Statement on Form S-3 to register all Registrable Securities for resale by the Shareholders in ordinary market transactions; provided, however, that GDSC may delay such filing on a one-time basis for up to 90 days if GDSC reasonably determines that (a) such filing might be detrimental to the offering covered by the Registration Statement on Form SB-2 filed by GDSC on January 9, 1998, or (b) additional time is necessary to obtain and file financial statements required for such Registration Statement on Form S-3. GDSC shall use its best efforts to maintain an effective registration statement permitting the unrestricted sale of such remaining Registrable Securities until the second anniversary of the Closing Date.


     5. Section 11.01-4 of the Agreement is amended to read as follows:

          11.01-4 by either DDS or GDSC, by written notice to the other party, if the Closing shall not have occurred on or prior to December 31, 1998; provided, however, that if the California Department of Corporations shall not have approved the material modification to DDS's license under the Knox-Keene Act filed by DDS in connection with the transaction contemplated by this Agreement prior to December 31, 1998, such date shall be extended to the date 45 days after the receipt of such approval; provided further, however, that the right to terminate this Agreement under this Section 11.01-4 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.


     6. All references in the Agreement to the "Effective Time" are changed to the "Closing Date." All references in the Agreement to the "Merger" are changed to the "transaction contemplated by this Agreement."

     7. Sections 3.06, 4.04, 4.05, 9.09 and 12.06 of the Agreement are deleted.

     8. Except as expressly provided in this Amendment, the Agreement is not otherwise modified and remains in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


         GDSC:                         GENTLE DENTAL SERVICE CORPORATION


                                       By: L. T. VAN EERDEN
                                           ------------------------------------
                                           L. T. Van Eerden
                                       Title: Executive V. P.


         GD Merger:                    GENTLE DENTAL MERGER CORPORATION.


                                       By:  L. T. VAN EERDEN
                                            -----------------------------------
                                            L. T. Van Eerden
                                       Title: V. P.


         DDS:                          DEDICATED DENTAL SYSTEMS, INC.



                                       By: ARTHUR G. KAISER, D.D.S.
                                           ------------------------------------
                                           Arthur G. Kaiser, D.D.S.
                                       Title: President


         The Shareholders:             ARTHUR G. KAISER, D.D.S.
                                       ----------------------------------------
                                       Arthur G. Kaiser, D.D.S.


                                       ROBERT J. NEWMAN
                                       ----------------------------------------
                                       Robert J. Newman